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                                    * * * * *

Jim,

Just a couple of comments on your article.

1) Management has also asserted that when considering EOP's NAV, and the cash stock blend, that it believes the deal to be NAV neutral to its shareholders. I agree to disagree with you on certain aspects of the deal, but I expect that you will at least acknowledge what we have asserted with regard to the our believe of the valuation of the consideration from an NAV perspective.

2) To imply that we could get 144 UPREIT unitholders and seven arms length development partners to approve a liquidation is surmountable, without further discussion is an issue. I would be interested in reading further discussion on how you believe these issues would be surmounted considering the small band of value we are working with here.

3) Your comment on our option to pay Bill Wilson's (or any UPREIT unitholder) taxes if we were to breach a representation and sell a contributed asset is erroneous. We have no option to sell such assets, and the damages would be decided in litigation. While our paying his taxes is one likely outcome, there are other damages which the UPREIT unitholders could claim as well. To imply that we have such an option, I believe is misleading and not based on fact.

4) I believe you should state ( when describing the downturn in pricing conditions in #3) that a 5% downturn in the value of our assets, a very low discount when assuming a fire sale, would cause a $1.60 reduction in NAV. Once again we can agree to


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disagree, but at least quantify how small the difference is. As a matter of fact, when using your calculations, it would take a reduction in asset price of only 2.4% to make up the differential between your liquidation value and your EOP value of $17 (which gives us no credit for EOP's NAV). I just had a consultant from Ernst and Young who recently advised a client on a liquidation strategy in my office. He believed fair assumptions would be a 20% discount to current market value and a two year time frame to sell, without any partner conflicts.

5) Your comment on NAV dilution for EOP seems flawed, if our NAV is higher by the same percentage as EOPs based on your published commentary, shouldn't the NAV dilution be the same? Are you assuming your calculated NAV for us, and the derived NAV based on our interpretation of our own NAV for them? It seems you just jump back and forth between the valuations as it fits your needs, without quantifying conclusions.

6) You suggest in the next to last paragraph that the deal is bad for CPP's shareholders, and in the last paragraph say that the advantages of liquidation would be small and subtle?

Thanks for your consideration of these matters

Kevin